Deutsche Bank

Registration Statement No. 333-184193
Dated February 6, 2014; Rule 433
Page 1

Global Markets

5 YEAR FIXED RATE NOTES DUE 2019
GLOBAL NOTES, SERIES A

Terms and Conditions *Thursday, February 6, 2014*

Final Terms of the Notes

Issuer	:	Deutsche Bank AG (London Branch)
Issuer Rating	:	A Stable (S&P), A2 Negative (Moody's), A+ Stable (Fitch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 1,000,000,000
Trade Date	:	6 February 2014
Issue Date	:	13 February 2014
Maturity Date	:	13 February 2019
Coupon	:	2.50%
Spread to Benchmark	:	100bps
Benchmark	:	UST 1.50% 31 January 2019
Reoffer Price	:	99.953%
Reoffer Yield	:	2.51%
Day Count Basis	:	30/360, unadjusted following
Payment Dates	:	Semi-annual in arrears, payable 13 February and 13 August of each year, commencing 13 August 2014
Early Redemption	:	None
Redemption	:	100.00%
Business Days	:	New York
Listing	:	None
Denominations	:	USD 1,000
ISIN	:	US25152RVS92
CUSIP	:	25152RVS9
Co-managers	:	BB&T Capital Markets, a division of BB&T Securities, LLC, Credit Suisse Securities (USA) LLC, Lloyds Securities Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Skandinaviska Enskilda Banken AB (publ.), TD Securities (USA) LLC, U.S. Bancorp Investments, Inc.
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London
Documentation	:	SEC Registered

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.

Markets

Global

Registration Statement No. 333-184193 Dated February 6, 2014; Rule 433

5 YEAR FIXED RATE NOTES DUE 2019 GLOBAL NOTES, SERIES A

Terms and Conditions Thursday, February 6, 2014

[] Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b2
1.pdf

[] Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b2
1.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.